Exhibit 99.2

TRUE NATURE HOLDING EXPANDS ON “DIGITAL TRANSFORMATION IN HEALTHCARE” STRATEGY

ATLANTA, September 19, 2018 (GLOBE NEWSWIRE) -- True Nature Holding, Inc. (OTCQB:TNTY) (the "Company" or "True Nature") today further expanded on its strategy to take advantage of the opportunities in the healthcare information technology space, and provided a series of examples of the projects it is evaluating to showcase the scope and potential in digital products and services. The Company has several acquisitions it believes are in the final stages of due diligence and expects announcements on definitive agreements and closings shortly.

“Since announcing our shift into healthcare applications and technology, we have been presented countless opportunities to evaluate. The idea of “stitching together threads of opportunity” seems to be catching on, and with the large number of creative and thoughtful entrepreneurs who have created digital solutions, we think we can start with a great team and build from there,” said Louis DeLuca, COO for True Nature Holding. He continued, “We are expecting to make over $10 million in new business investments over the next few months, and if the market provides the interest and support necessary, we believe we could see $20 million of investments in 2019. Companies like Textron and Thermo Fisher Scientific have created an excellent model to follow, acquiring and incubating technologies, and providing dividend and enhanced earnings through future “spin-outs”. We believe this is a fine model to aspire toward, and if we can provide a fraction of the success these models have created we will have done well for our shareholders.”

He continued, “Being small and nimble makes it easy for us to make quick strategic decisions and creates openings for tomorrow’s executives to come in and grow, learning the public company world from the ground floor. We plan to employ some of the best and brightest young talent and complementing them with senior and experienced executives. We believe mentoring the young “up and comers” while growing the business, both organically and through acquisition, can give us a long and stable growth path. While we are targeting $20 million in revenue run rate for the near term, we believe $100 million or more is achievable in this market with the right mix of new technologies and business relationships.”

The Company is highlighting these examples of new applications that they expect to be delivering with strong revenue streams over the next 12 months:

●	Voice applications using Amazon Alexa in geriatric situations for complex data gathering and monitoring, as well as simple reminders of medication, dietary and exercise;
●	Real time video and digital communications to underserved communities to support both diagnostic and treatment needs at lower costs for both the patient and the insurers;
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Personal healthcare records closely integrated with provider-based records from both large, traditional healthcare providers with historical data bases such as the VA Healthcare System and new, discipline specific applications including dentistry, dermatology, heart health and diabetics;

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Applications of augmented reality to train the patients in self-diagnostics, and the providers in the use of new technology-based solutions, with real time situational modeling and reinforcement of desired outcomes;

●	Application of actuarial analysis to assist in decision making for both economic and medical outcomes in the human and pet marketplaces.

In conjunction with these changes the Company will be “reinventing” its executive team from the top down. Dr Jordan Balencic, the Chairman of the Board of Directors will be stepping down at the end of the quarter, and the Company has accepted the resignation of Jay Morton, the President and Interim CEO, to make room for the new CEO and a new President. “We have also been interviewing candidates for our CFO position and expect to make that choice public over the next few weeks,” explained DeLuca, a former Home Depot executive who has been instrumental in constructing the expansion plans. “We should all be “self-obsoleting” by virtue of the growth of our newest executives and, while sharing our historical experiences, when the time is right, we need to step aside to let the “cream rise to the top”. All of the TNTY team is proud to have had a chance to contribute to the process and will continue to support our new team in any manner possible.”

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data as a service bureau.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration and in support of the ultimate user, the individual and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us and we hope to be key parties to their evolution and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact for True Nature Holding, Inc.:

contact@truenaturepharma.com

844-383-TNTY (8689)

https://truenaturepharma.com/

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True Nature Holding, Inc.

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